                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated January 25, 2002 accompanying the 2000 and 2001 consolidated financial statements of Surgical Laser Technologies, Inc. We consent to the use of the aforementioned report in the Registration Statement of PhotoMedex, Inc. on Form S-4 filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933 on or about October 17, 2002 and the Proxy Statement/Prospectus included as part of such Registration Statement (the consolidated financial statements of Surgical Laser Technologies, Inc. are presented separately therein), and to the use of our name as it appears under the captions "Experts" and "Selected Historical Consolidated Financial Data".

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
October 17, 2002